Exhibit 12.1

	For the six months ended June 30,	For the year ended December 31,
	2015	2014	2013	2012	2011	2010
INCLUDING INTEREST ON DEPOSITS
Earnings
Net income before income taxes	2,591,149	17,991,507	19,556,187	17,640,841	13,998,068	9,256,975
Plus: Total Fixed Charges (see below)	7,679,289	16,894,128	17,766,521	19,726,613	23,578,392	30,233,598
Less: Preferred stock dividends**	—	1,664,426	4,874,311	5,378,592	8,129,054	6,350,929

Total Earnings	10,270,438	33,221,209	32,448,397	31,988,862	29,447,406	33,139,644

Fixed Charges
Total interest expense	7,679,289	16,894,128	17,766,521	19,726,613	23,578,392	30,233,598
Interest included in operating lease rental expense	—	—	—	—	—	—

Total Fixed Charges	7,679,289	16,894,128	17,766,521	19,726,613	23,578,392	30,233,598
Preferred stock dividends**	—	1,664,426	4,874,311	5,378,592	8,129,054	6,350,929

Total Fixed Charges and Preferred Stock Dividends	7,679,289	18,558,554	22,640,832	25,105,205	31,707,446	36,584,527

Ratio of Earnings to Fixed Charges	1.34	1.97	1.83	1.62	1.25	1.10

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.34	1.79	1.43	1.27	0.93	0.91

EXCLUDING INTEREST ON DEPOSITS
Earnings
Net income before income taxes	2,591,149	17,991,507	19,556,187	17,640,841	13,998,068	9,256,975
Plus: Total Fixed Charges excluding interest on deposits (see below)	5,523,357	12,385,207	13,052,215	13,507,900	14,639,336	17,551,973
Less: Preferred stock dividends**	—	1,664,426	4,874,311	5,378,592	8,129,054	6,350,929

Total Earnings	8,114,506	28,712,288	27,734,091	25,770,149	20,508,350	20,458,019

Fixed Charges
Total interest expense	7,679,289	16,894,128	17,766,521	19,726,613	23,578,392	30,233,598
Interest included in operating lease rental expense	—	—	—	—	—	—
Less: Interest expense on deposits	2,155,932	4,508,921	4,714,306	6,218,713	8,939,056	12,681,625

Total Fixed Charges (excluding interest on deposits)	5,523,357	12,385,207	13,052,215	13,507,900	14,639,336	17,551,973
Preferred stock dividends**	—	1,664,426	4,874,311	5,378,592	8,129,054	6,350,929

Total Fixed Charges and Preferred Stock Dividends (excluding interest on deposits)	5,523,357	14,049,633	17,926,526	18,886,492	22,768,390	23,902,902

Ratio of Earnings to Fixed Charges	1.47	2.32	2.12	1.91	1.40	1.17

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.47	2.04	1.55	1.36	0.90	0.86

**	The preferred stock dividend amounts have been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.